Exhibit 99.1

CareDx Appoints Douglas Miller to Its Board of Directors

BRISBANE, Calif., July 15, 2016 (GLOBE NEWSWIRE) – CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that Mr. Douglas Miller has been appointed to its Board of Directors, effective July 14, 2016. The CareDx Board now consists of 7 members.

“Doug brings years of relevant experience in financial management and audit functions to CareDx. He will be a great resource for our Board and the Company,” said CareDx President and CEO Peter Maag.

“I am excited about joining a leading personalized medicine company with tremendous potential and look forward to working with the team towards expanding CareDx’s product offerings and market opportunities,” said Miller.

Douglas Miller has been a member of the board of directors of TeleNav, Inc., a publicly held supplier of location-based platform services, since July 2015. He serves on both the audit and compensation committees. Prior to that, from May 2013 to June 2015, Mr. Miller served as a member of the board of directors and as chairman of the audit committee of Procera Networks, a policy enforcement solutions company. Mr. Miller also served as the chief financial officer of TeleNav, Inc. from May 2006 to June 2012, and helped lead the company’s May 2010 IPO. From July 2005 to May 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. From October 1998 to July 2005, Mr. Miller held various management positions, including senior vice president of finance and chief financial officer at Synplicity, Inc., a publicly traded electronic design automation company, and helped lead the company’s IPO in 2000 before later being acquired by Synopsys, Inc. Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as a partner at Ernst & Young LLP, a professional services organization.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a global molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients. CareDx offers AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate to severe acute cellular rejection. CareDx is developing additional products for transplant monitoring using a variety of technologies, including AlloSure®, a proprietary next-generation sequencing–based test to detect donor-derived cell-free DNA after transplantation.

CareDx, with its presence through Olerup, also develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between a donor and a recipient of stem cells and organs. Olerup SSP® is a set of HLA typing used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation. XM-ONE® is the first standardized test that quickly identifies a patient’s antigens against HLA Class I, Class II or antibodies against a donor’s endothelium. For more information, please visit: www.CareDx.com.

Media Contact	Investor Contact
Molly Martell, CareDx, Inc.	Jamar Ismail, Westwicke Partners
T: +1 415-728-6307	T: +1 415-513-1282
mmartell@caredx.com	jamar.ismail@westwicke.com

Forward Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, that are described in our filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed by us with the SEC on March 29, 2016, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.